Exhibit 99.3
[GRAPHIC OMITTED]


FOR IMMEDIATE RELEASE:                            CONTACT: Andrea J. Keller
November 12, 1998                                          Frederick Brewing Co.
                                                           301-694-7899 x.120


                            Cheers to Five MORE Years
 First Bottles of Blue Ridge(R) Beer Rolled off Bottling Line, November 12, 1993


FREDERICK, MD -- Frederick Brewing Co. (NASDAQ: BLUE) announced today the five year anniversary of the first run of Blue Ridge(R) beer, the brewery's line of award-winning, all-American craft beers.

"We're very proud to have come this far!" said Marjorie McGinnis, president and COO of Frederick Brewing Co. "We're confident that we've successfully positioned Frederick Brewing Co. to continue a rapid growth rate, expanding distribution into new markets, both in the United States and abroad."

Since November 1993, Frederick Brewing Co. (FBC) has completed a successful initial public offering, built a 57,000 square-foot brewery, developed the country's first hemp beers, won four awards at the Great American Beer Festival, merged with two other Maryland microbreweries, entered 33 states and several international markets, and joined Food & Wine magazine's June 1998 list of America's Top 20 Breweries.

FBC's most recent commendations include two medals from the 17th Annual Great American Beer Festival for Blue Ridge(R) Subliminator Dopplebock(TM) and Brimstone(TM) Stone Beer(TM), and a second place medal for Hempen Ale(TM) from Los Angeles' Great Fall Beer Festival, BrewFest '98.

Signed and dated, limited edition framed posters featuring the signatures of the Frederick Brewing Co. founders and first-run Blue Ridge(R) beer labels are available from the brewery. Please call 888-258-7434 for purchasing information.

                                             # # #